Exhibit 12.1

------------------------------------------------------------- -- ------- -- ------- --- ------- -- -------- --- -------
(Dollars in millions)                                             1999       1998        1997       1996         1995
------------------------------------------------------------- -- ------- -- ------- --- ------- -- -------- --- -------
Income (loss) from continuing operations before income        $    (25.0) $   78.8    $   50.7  $    (15.8)  $     6.5
taxes *

Interest expense, including amortization of debt issuance     $     73.9  $   38.7    $   25.8  $     21.6   $     8.7
costs
Portion of rental expense deemed to represent interest               3.1       2.7         2.5         1.5         1.0
------------------------------------------------------------- -- ------- -- ------- --- ------- -- -------- --- -------
Total fixed charges                                           $     77.0  $   41.4    $   28.3  $     23.1   $     9.7

Earnings before fixed charges                                 $     52.0  $  120.2    $   79.0  $      7.3   $    16.2

Fixed charges                                                 $     77.0  $   41.4    $   28.3  $     23.1   $     9.7

Ratio of earnings to fixed charges                                   0.7x      2.9x        2.8x          -         1.7x
Deficiency of earnings to fixed charges                                -          -           - $     15.8           -
------------------------------------------------------------- -- ------- -- ------- --- ------- -- -------- --- -------

* Includes equity in income and write-down in investments in affiliated companies.


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